Exhibit 10.6

IMEDIA BRANDS, INC.
First Amendment to Common Stock and Warrant Purchase Agreement
This First Amendment, dated as of June 12, 2020 (the “Amendment”), amends that certain Common Stock and Warrant Purchase Agreement (the “Agreement”) dated as of April 14, 2020 by and between iMedia Brands, Inc., a Minnesota corporation with its principal office at 6740 Shady Oak Road, Eden Prairie, MN 55344-3433 (the “Company”), and those purchasers listed on the attached Exhibit A to the Agreement and Sterling Time, LLC (an affiliate of one of the Purchasers). Capitalized terms used herein but not otherwise defined shall have the definitions set forth in the Agreement.
Recitals
The parties entered into the Agreement, Section 7 of which provides for an accounts payable cap. The parties wish to amend the Agreement as set forth herein in order to clarify the term of the accounts payable cap.
Amendment
1.    Section 7 of the Agreement is hereby amended and restated to read as follows:
7.    Accounts Payable Terms.  Sterling Time, LLC (“Sterling Time”) and the Company hereby agree that, notwithstanding the terms set forth in any purchase order or other agreement, the accounts payable terms for Sterling Time are as follows until May 31, 2022. The Company’s normal course accounts payable terms with Sterling Time are 90-day aging from receipt date in the Company’s Bowling Green Fulfillment Center. Each week through May 31, 2022, the Company will calculate the accounts payable balance. Notwithstanding the foregoing, once the Company’s accounts payable balance owed to Sterling Time exceeds (a) $3,000,000 in a given week during the first three fiscal quarters of any fiscal year of the Company or (b) $4,000,000 in a given week during the fourth fiscal quarter of any fiscal year of the Company (such amount, the “Agreed AP Floor”), the Company will pay the accounts payable balance owed to Sterling Time that is above the Agreed AP Floor.  Following May 31, 2022, the Company shall have 90 days to pay Sterling Time any amounts deferred under the Agreed AP Floor. For the avoidance of doubt, the Company may, at its option at any time, elect to pay Sterling Time accounts payable balances that could result in the accounts payable balance being below the Agreed AP Floor as well.
2.    Except as set forth herein, there are no modifications or amendments of the Agreement.
3.    For the convenience of the parties hereto, any number of counterparts of this Amendment may be executed by the parties hereto, each of which will be an original instrument and all of which taken together will constitute one and the same agreement. Delivery of a signed counterpart of this Amendment by e-mail in portable document format or comparable means of digital transmission will constitute valid and sufficient delivery thereof.

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IMBI | First Amendment to Purchase Agreement	Page 1

In witness whereof, the foregoing Common Stock and Warrant Purchase Agreement is hereby executed as of the date first above written.

IMEDIA BRANDS, INC.

		By:	/s/ LANDEL HOBBS
Landel Hobbs, Chair of the Board

MICHAEL & LEAH FRIEDMAN, JTWROS

/s/ MICHAEL FRIEDMAN
Michael Friedman

/s/ LEAH FRIEDMAN
Leah Friedman

STERLING TIME, LLC

By:	/s/ MICHAEL FRIEDMAN
Michael Friedman, Member/Manager

INVICTA MEDIA INVESTMENTS, LLC

By:	/s/ EYAL LALO
Eyal Lalo, Owner

HACIENDA JACKSON LLC

By:	/s/ ALBERTO ROMANO GUAKIL
Alberto Romano Guakil, Owner

IMBI | First Amendment to Purchase Agreement	Signature Page